Exhibit 5.1

[OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

August 12, 2016

New Residential Investment Corp.
1345 Avenue of the Americas
New York, New York 10105

Re:	New Residential Investment Corp.
Registration Statement on Form S-3
(File No. 333-213058)

Ladies and Gentlemen:

We have acted as special counsel to New Residential Investment Corp., a Delaware corporation (the “Company”), in connection with the registration of up to 18,063,944 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), consisting of (i) 16,610,317 shares of Common Stock (the “Primary Shares”) of which (A) an aggregate of 14,901,609 shares may be issued upon the exercise of stock options to be granted under the New Residential Investment Corp. Nonqualified Stock Option and Incentive Award Plan (the “Plan”) and (B) an aggregate of 1,708,808 shares may be issued upon the exercise of stock options granted under the Plan; and (ii) an aggregate of 1,453,527 shares of Common Stock (the “Secondary Shares”) that (A) were issued or may be issued upon the exercise of stock options granted under the Plan; (B) may be issued upon the exercise of equitable adjustment stock options granted to certain security holders of Newcastle Investment Corp. (“Newcastle”) in connection with the May 15, 2013 spin-off (the “Spin-off”) of the Company from Newcastle (“Equitable Adjustment Stock Options”); or (C) were issued under the Plan.  The Primary Shares and Secondary Shares are collectively referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Act.

New Residential Investment Corp.
August 12, 2016

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a)  the Company's automatic shelf registration statement on Form S-3 (No. 333-213058) filed on August 10, 2016 by the Company (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Act”) relating to, among other things, the issuance and sale by the Company and the sale by selling stockholders, of Common Stock from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act; (b) the Plan; (c) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, as certified by the Secretary of State of Delaware; (d) the Amended and Restated Bylaws of the Company, as amended to date, certified by the Secretary of the Company; and (e) certain resolutions of the Board of Directors of the Company certified by the Secretary of the Company relating to the sale or resale (as the case may be) of the Shares and the Spin-off and the Equitable Adjustment Stock Options  and related matters.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below, including those contained in the Secretary’s certificate referred to above.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the law of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). The Shares may be sold from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that:

1.           The Primary Shares have been duly authorized by all necessary corporate action of the Company under the DGCL and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

2.           The Secondary Shares (A) have been, in the case of Secondary Shares (i) issued upon the exercise of stock options granted under the Plan or (ii) issued under the Plan, and (B) will be, in the case of Secondary Shares issuable upon the exercise of outstanding stock options granted under the Plan or outstanding Equitable Adjustment Stock Options, validly issued, fully paid and nonassessable.

New Residential Investment Corp.
August 12, 2016

In the rendering the foregoing opinion, we have assumed:

(a)           that each  agreement under which options are granted or awards of shares of Common Stock are made pursuant to the Plan is consistent with the Plan and has been duly authorized,  executed and delivered by the parties thereto (including the Company);

(b)           the due and proper exercise of any outstanding stock options granted under the Plan and outstanding Equitable Adjustment Stock Options in accordance with the terms thereof;

(c)           that the consideration received by the Company in respect of the issuance of all Shares has or will be as determined by the Board of Directors and was or will not be less than the par value of the Common Stock; and

(d)           that an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent will be issued by the Company’s transfer agent and the issuance of the Shares will be properly recorded in the books and records of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS